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                                                                 Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                         Computation of Earnings
                  Per Common and Common Equivalent Share

(In Thousands, Except Per Share Data)
                                     Three Months Ended      Six Months Ended
Primary                             August 3,   July 28,    August 3,  July 28,
                                      1997        1996        1997       1996
Net Earnings Applicable to
 Common and Common Equivalent
 Shares                         $  357,878  $  270,174  $  616,712  $  465,193

Tax Effected Interest Expense,
  Net of Interest Capitalized,
  Attributable to 3.25%
  Convertible Subordinated
  Notes                              5,845     ------       11,686      ----
Shares:
 Weighted Average Number of
 Common and Common Equivalent
 Shares Assuming Average
 Market Price for Period           737,928     723,669     734,469     722,076

  Additional Shares from
  assumed Conversion of 3.25%
  Convertible Subordinated
  Notes                             23,957      ------      23,957     ------

                                   761,885     723,669     758,426     722,076
Primary Earnings per Common
 and common Equivalent Share    $     .477  $     .373  $     .829   $    .644



Fully Diluted

Net Earnings Applicable to
 Common and Common
 Equivalent Shares              $  357,878  $  270,174  $  616,712  $  465,193

Tax Effected Interest
   Expense, Net of Interest
   Capitalized, attributable
   to 3.25% Convertible
   Subordinated Notes           $    5,845  $  -------  $   11,686  $  ------

                                $  363,723  $  270,174  $  628,398  $  465,193
Shares:
   Weighted Average Number
   of Common and Common
   Equivalent Shares at
   Higher of Ending or
   Average Market Price            739,557     723,669     737,379     722,437

Additional Shares From 3.25%
   Convertible Subordinated
   Notes                            23,957      -----       23,957     ------

                                   763,514     723,669     761,336     722,437

Fully Diluted Earnings
   per Common and Common
   Equivalent Shares            $     .476  $    .373  $      .825  $     .644


(1) Common equivalent shares represent shares granted under the Company's employee stock purchase plan and stock option plans for the three and six month periods ended August 3, 1997 and July 28, 1996. All periods have been adjusted to reflect the three-for-two stock split in July 1997.

                                                               Exhibit 11.1

                                                                (continued)
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                         Computation of Earnings
                  Per Common and Common Equivalent Share



(2) The Company's 3.25% Convertible Subordinated Notes issued on October 2, 1996, are common stock equivalents. For the three and six months ended August 3, 1997, the Notes were dilutive and, accordingly, were assumed to be converted at the beginning of the accounting period for purposes of calculating earnings per share.

(3) For  the three month period ended  July  28, 1996, the  ending price of
    the  stock  was  lower  than  the   average price  and  therefore the
    average price of the stock is used in calculating fully dilutive earnings per share.


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